Subject: Jadi Cell
Date: Wednesday, December 1, 2021 at 5:03:55 PM Pacific Standard Time
From: Michael Black
To: skachgal@miami.edu
CC: Amit Patel, Tim Dixon, Thomas Ichim, Hugh Kelso, Ricordi, Camillo, M.D., Lanzoni, Giacomo, Kenyon, Norma Sue, Ph.D.

Suraj,

Jadi Cell LLC (Jadi) would like to clarify and confirm the following.

Jadi hereby confirms that TSOI has the exclusive right to utilize the patent to commercialize products and services in the treatment of lung disease and to conduct research relating thereto. UofM is not permitted to proceed with phase 3 trials using its existing IND using the Jadi Cell in the absence of TSOI's approval. The MTA originally granted to UofM does not contemplate a specific field of use, but obviously the MTA does not authorize UofM to proceed with the Phase 3 IND, use Jadi's master cell bank or commercialize the cell in the lung disease treatment field outside of TSOI's approval. Pursuant to UofM's MTA with Jadi, UofM is required to provide Jadi with notice prior to publishing any information relating to the Jadi cell and must obtain Jadi's consent to use of the Jadi cell in any clinical use, and we ask that such notifications be provided in the future. Jadi will provide all notices and requests received from UofM (for publication or clinical use of the Jadi cell) relating to the lung disease field of use to TSOI for its consideration.

Jadi's strong preference is that UofM and TSOI reach an agreement regarding the phase 3 trial under UofM's IND, and we expect both parties to be reasonable in their requests.

Please let me know if you have questions or would like to discuss further.

Best,

Mike

W. Michael Black
Mitchell, Barlow & Mansfield, P.C.
Nine Exchange Place, Suite 600
Salt Lake City, Utah 84111
Office (801) 998-8888
Direct (801) 456-7638
Cell (801) 898-0341